Exhibit 10.29

Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Regulation S-K, Item 601(b) because the registrant has determined that the omitted information (i) is not material and (ii) is the type that the registrant treats as private or confidential.

MASTER SERVICES AGREEMENT

This Master Services Agreement is effective as of May 5, 2022, (the “Effective Date”) by and between Ensemble RCM, LLC d/b/a Ensemble Health Partners (“Ensemble”), located at 11511 Reed Hartman Hwy, Blue Ash, OH 45241, and AHS Management Company, Inc. (“Client”), located at One Burton Hills Blvd., Suite 250, Nashville, TN 37215. Ensemble and Client are referred to individually as a “Party”, and collectively as the “Parties.”

1.

RECITALS. Ensemble is in the business of providing revenue cycle consulting, strategy implementation, revenue cycle business processing, and cost/margin improvement solutions and Client desires to contract for one or more of such services with Ensemble as specified in an SOW (as defined in Section 2.2). For good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

2.	ENGAGEMENT; SCOPE OF SERVICES.

2.1.

Agreement. This Master Services Agreement, including all Exhibits referred to herein and attached hereto (collectively, the “MSA”) sets forth the terms and conditions upon which the Parties may from time to time enter into SOW(s) for the provision of Services by Ensemble pursuant to Section Unless and to the extent expressly superseded by a particular SOW, the terms of this MSA are applicable to each SOW. However, the terms of a particular SOW are applicable only with respect to that SOW. The term “Agreement” means, collectively, this MSA, the BAA (as defined in Section 15), the ISA (as defined in Section 7.6) and all sows in effect.

2.2.	Statements of Work.

2.2.1.

Ensemble shall provide services (the “Services”) in accordance with the terms of this MSA and one or more signed Statements of Work in a form that is substantially similar to SOW #1 (“SOW”) which, upon execution by both Parties, are hereby incorporated into and governed by this MSA. Each SOW shall be executed by duly authorized representatives of each of the Parties thereto. Each SOW shall identify the particular Facilities (as defined in Section 2.3) for which the Services are to be provided and shall describe in detail the specific Services to be provided by Ensemble, each Party’s responsibilities, any timelines or schedules for performance, the compensation to be paid to Ensemble and associated payment terms, the term of the SOW, any termination provisions for the SOW in addition to those set forth in this MSA, the KPls and any other metrics agreed upon by the Parties, and any other relevant information specific to such SOW. Each SOW may only be amended in a written amendment executed by both Parties to the SOW. With the exception of any SOW(s) executed concurrently with this MSA, each Party may determine in its sole discretion whether to negotiate or enter into any specific SOW(s).

2.2.2.

The Parties have attempted to delineate in this Agreement and its Schedules and Exhibits, and will attempt to delineate in each SOW, the specific tasks, activities, and Services that shall be performed by Ensemble and Client, and the specific deliverables that shall be provided by Ensemble. Nevertheless, the Parties acknowledge and agree that such delineations may not be entirely exhaustive or complete in every detail, and that not all low-level tasks for which each Party is responsible will necessarily be delineated in any given SOW. If a specific task or deliverable is assigned to, or specified as being the responsibility of, either Party in any SOW, then, subject only to any dependencies on other particular tasks that are specified in the SOW, such task or deliverable shall be the sole responsibility of the specified Party, and except for any particular tasks expressly specified in the SOW as being the responsibility of the other Party, such Party shall be solely responsible for performing all tasks and activities that are inherently part of the specified task or deliverable or otherwise necessary and appropriate to complete such task or deliverable in accordance with any applicable requirements and timeframes, regardless of whether all such necessary tasks and activities are expressly and individually identified in the SOW. The Parties agree to work in good faith to promptly resolve any disputes about the meaning or interpretation of descriptions of tasks, activities, Services, and deliverables set forth in any Statement of Work.

2.2.3.

If there is a conflict between a SOW and this MSA, the terms of this MSA shall prevail except as expressly provided otherwise in an SOW. Notwithstanding the prior sentence, the terms of a SOW cannot reduce the limitation of liability set forth in Section 18, the scope of the indemnification obligations in this Agreement, or include termination for convenience charges, unless such SOW is signed by (A) both Client’s[•] and Client’s legal department representative; and (B) Ensemble’s[•] and Ensemble’s legal department representative.

2.3.

Service Recipients and Facilities. Ensemble shall provide the Services to Client and Client’s affiliates (collectively, the “Service Recipients”) for the facilities and practices designated in an SOW (the “Facilities”) that are owned, managed or operated by a Service Recipient. Client is responsible and liable for the actions or omissions of its affiliates to the same extent Client is liable for such performance under this Agreement and shall ensure that each of its affiliates that are Service Recipients complies with Client’s obligations under this Agreement. Ensemble acknowledges and agrees that Client’s affiliates are not entitled to enter into any SOWs or other agreement with Ensemble, any such agreement shall be void from inception, and all such agreements must be entered into with Client and reviewed and approved in writing by an authorized corporate officer of Client in each instance.

2.4.

Services Scope Change. Either Party may propose changes in the scope of Services. Client shall have no obligation to pay for any change, and Ensemble shall have no obligation to perform any change, unless authorized representatives of both Parties execute a change order documenting such change (each, a “Change Order”) in a form substantially similar to the form set forth on Exhibit C. With respect to Client, the authorized representative must be a Vice President or more senior executive in the Nashville, TN corporate office.

2.5.

New/Acquired Facilities. If, after the applicable SOW Commencement Date (as defined in the SOW), Client desires to add an additional Facility, or acquires a third party (under an existing Service Recipient TIN or NPI) that Client desires to add hereunder, the Parties shall negotiate in good faith a Change Order to amend the applicable SOW. To the extent applicable, such Change Order shall address the Services commencement date, the integration plan, and any required modifications to then current scope of services, performance metrics and incentives, measurement periods, fees, Retained Expenses (as defined in the SOW) and expense caps, one-time transition costs, service delivery model and such other terms as required to account for such change. Notwithstanding the foregoing, in the event any such additional Facility or third party acquisition is of an ambulatory center, urgent care facility, outpatient practice or other similar facility or practice, the Parties shall mutually agree to the applicable integration plan, KPls, reporting metrics and measurement periods for each such new Facility or acquired third-party but the remaining terms of the current SOW (including fees, Retained Expenses and expense caps) shall remain in effect with respect to such additional Facility or acquired third-party. Additionally, with respect to hospital acquisitions, the Parties shall compare the cash collections costs and other metrics against those of similarly sized and situated hospitals then-currently included in the Facilities to negotiate and equitably determine adjustments to the Retained Expenses, expense caps, performance metrics and other terms mutually agreed upon by the Parties solely with respect to such hospital. The Parties acknowledge and agree that until both Parties execute a Change Order with respect to such additional or acquired Facility (i) Ensemble shall have no obligation to provide Services with respect to such Facility and (ii)any revenue attributable to such Facility shall be excluded for all purposes under the applicable SOW (e.g., for determination of KPI compliance, fees, etc.).

2.6.

Performance Standards. Ensemble shall perform the Services in accordance with: (a) the terms and conditions of this Agreement; (b) any documentation and specifications relating to the Services, including in accordance with all timeframes, delivery dates, service levels (including KPls) and performance requirements specified herein or in an SOW; and (c) all Laws (as defined in Section 14.1). In cases where the Agreement does not prescribe or otherwise regulate the manner or quality of Ensemble’s performance of the Services, Ensemble will render the Services in accordance with prevailing practices that are consistent with the practices of tier 1 providers of services similar to the Services, and which will be at least the same degree of accuracy, quality, timeliness, responsiveness and efficiency as was provided prior to the effective date of the relevant SOW by (or for) Client (and its affiliates).

2.7.

Timeliness. Ensemble acknowledges that, under any SOW, its performance of the Services in a prompt and timely manner, and in accordance with any applicable regulatory and payor deadlines and timeframes and any relevant KPls, will directly and significantly impact Client’s and the Service Recipients’ revenue and reputation. ENSEMBLE THEREFORE AGREES THAT TIME IS OF THE ESSENCE WITH RESPECT TO ITS PERFORMANCE OF THE SERVICES IN A MANNER THAT, TO THE EXTENT WITHIN ENSEMBLE’S CONTROL, MEETS OR COMPLIES WITH SUCH DEADLINES, TIMEFRAMES, AND KPls.

3.

RELATIONSHIP OF THE PARTIES. For the purpose of this Agreement, Ensemble is an independent contractor and neither Ensemble nor any Ensemble Personnel (as defined in Section 8.1) shall be considered an employee of the Client or any Service Recipient. Except as otherwise provided in an SOW and subject to Section 8.4, Ensemble may use subcontractors to provide the Services, provided that Ensemble remains liable for such subcontractor’s acts and omissions pursuant to Section 8.2. Ensemble shall have control of its work and the means, manner and method in which it is performed and shall provide qualified and experienced personnel necessary to perform its obligations under this Agreement. Each Party shall pay all wages and other amounts due its employees and be responsible for all withholdings, insurance premiums, and worker’s compensation and benefit plan contributions related to its employees. Nothing contained herein shall be construed as creating an agency, joint venture or partnership between the Parties.

4.	REGULATORY TERMS.

4.1.

Ineligible Persons. Ensemble represents and warrants that neither it, nor any of its owners, affiliates, employees and subcontractor entities who perform Services, is an “Ineligible Person” as herein defined. Ensemble shall notify Client immediately if it becomes aware that it is an Ineligible Person or is facing sanctions which could include being named an Ineligible Person. Ensemble agrees that if Ensemble itself becomes an Ineligible Person, Client may terminate this Agreement or the affected SOW effective upon Ensemble’s receipt of written termination notice. Ensemble shall appropriately screen all of its employees and require its subcontractors to screen all of their employees assigned to the Client account on at least an annual basis against the Department of Health and Human Services Office of the Inspector General List of Excluded Individuals/Entities and the System for Award Management’s excluded parties data [see http://exclusions.oig.hhs.gov/ and http://sam.gov] to confirm no such individual is or proposed to be an Ineligible Person and not to permit any Ensemble Personnel who are or become Ineligible Persons to perform Services. As used herein, “Ineligible Person” means any individual or entity who (i) is excluded, debarred, suspended or otherwise ineligible to participate in the Federal health care programs (e.g. Medicare, Medicaid, etc.) or in Federal procurement or non-procurement programs; or (ii) has been convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a) but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.

4.2.

OFAC List. Ensemble represents and warrants that it is in compliance with Executive Order 13224 (or successor orders/legislation), that it screens Ensemble Personnel against the Specially Designated Nationals and Blocked Persons list published by the Office of Foreign Assets Control of the U.S. Department of the Treasury (the “OFAC List”), and that no Ensemble Personnel is named on the OFAC List.

5.	TERM & TERMINATION.

5.1.

Term. This MSA commences on the Effective Date and unless earlier terminated, shall continue in effect until thirty (30) days after the expiration or termination of all SOW(s) and requested Termination Assistance Services (as defined in Section 5.2.4) under this Agreement (the “Term”). Except to the extent otherwise expressly provided in any SOW, if and when this MSA is earlier terminated, then each SOW then in effect will be automatically terminated at the same time, without any requirement for any additional notice. However, notwithstanding the foregoing, (a) the provisions of this MSA will continue to be in effect for purposes of any Termination Assistance Services associated with this MSA or any SOW, and (b) if any SOW expressly provides that it will survive the termination of this MSA, then the provisions of this MSA will continue to be in effect for purposes of that SOW unless and until that SOW expires or is terminated and for any applicable Termination Assistance Services period.

5.2.	Termination.

5.2.1.

Termination for Cause. This Agreement or the affected SOW may be terminated by either Party if the other Party materially breaches any provision of this Agreement or the affected SOW and fails to cure such breach within [***] of receiving written notice of such breach. For the purpose of this Section 5.2.1, with respect to Ensemble, a “cure” includes the identification of the problem, the remediation of the process that led to such breach and the remediation of the breach to the extent it can be remediated.

5.2.2.

Termination for Insolvency. If a Party is unable to pay its debts generally as they come due, is declared insolvent or bankrupt, is the subject of any proceeding relating to its insolvency or liquidation that is not dismissed within [***], makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension or adjustment of all or substantially all of its obligations, then the other Party may, by providing prior written notice thereof, terminate this Agreement effective as of the date specified in such notice.

5.2.3.

Effect of Termination. If this Agreement or any SOW is terminated for any reason, Ensemble shall be entitled to receive payment for all Services provided through the effective date of termination and expenses incurred, to the extent such expenses are the responsibility of Client, through the effective date of termination, but shall not be entitled to any other amounts unless otherwise provided in the terminated SOW(s). At the end of the Term or any period of Termination Assistance Services (whichever is later), Ensemble shall cease performance of the applicable Services.

5.2.4.

Termination Assistance Services. Upon the termination or expiration of the Agreement or an SOW, Ensemble shall provide to Client or Client’s designee(s), any services reasonably requested by Client to allow the Services to continue without interruption or adverse effect and to facilitate the orderly transfer of the performance of the discontinued Services to Client or its designee(s), which services shall be memorialized is a termination assistance SOW or Change Order to be executed by the Parties (“Termination Assistance Services”). The Parties will work in good faith to memorialize the Termination Assistance Services promptly after notice of termination of this Agreement or any SOW, which shall include any fees payable for such Termination Assistance Services (subject to the terms of this Section 5.2.4). Subject to the termination assistance SOW or Change Order agreed by the Parties, Termination Assistance Services shall include: (i) developing a plan for the orderly transition of the services provided under this Agreement and Client Data (as defined in Section 19.4) to Client or a successor service provider; (ii) if required, transferring the Client Data to which Ensemble has access and that is not otherwise in Client’s possession or control to Client or a successor service provider in a format reasonably requested by Client; (iii) enabling and supporting the transition of relevant dedicated Ensemble Personnel working on-site at Facilities at the position of director and below and Transferred Employees under the applicable SOW; (iv) the continuation of provided Services as required by Client; and (v) such other activities upon which the Parties may mutually agree. At Client’s reasonable request, Ensemble shall provide the Termination Assistance Services during the period beginning on the date any applicable termination notice is given and continuing for multiple periods of up to [***] each so long as the aggregate Termination Assistance Services period does not exceed [***] after the termination of the Agreement or any SOW and Client provides Ensemble with at least thirty (30) days prior written notice for each such period. If Ensemble has terminated the Agreement or any SOW for Client’s failure to pay undisputed amounts due under the Agreement or such SOW, Termination Assistance Services will be conditioned on Client paying all undisputed amounts due as of the date of termination, and pre-paying on a monthly basis for the Termination Assistance Services. For the avoidance of doubt, Ensemble shall, at no additional cost or charge, reasonably cooperate with Client, and any third-party service providers designated by Client, in the transfer of the work that had been performed by Ensemble under any applicable SOW to Client, or their designated third-party service providers, as necessary in order to facilitate an orderly transfer and transition of such work, provided that such cooperation can be provided by the then-current Ensemble Personnel assigned to the Client account without impacting their day-to-day responsibilities. The continuation of the Services as part of the Termination Assistance Services shall be at Client’s request and expense at rates no greater than those applicable under the relevant SOW or this Agreement immediately prior to such expiration or termination. For all other Termination Assistance Services, the rates for such Termination Assistance Services shall be an amount not to exceed Ensemble’s then-current market rates for such Termination Assistance Services.

5.2.5.

Continued Performance. Upon provision of notice of expiration or termination of this Agreement or any SOW by either Party, Ensemble shall continue to perform its obligations under this Agreement and all then-current SOWs in conformance with the terms thereof and without delay.

5.2.6.

Survival. Those provisions of this Agreement that, by their nature or express terms, are intended to survive termination or expiration of this Agreement will remain in full force and effect, including, without limitation, Sections 5.2.3, 5.2.4, 5.2.6, 7, 14, 16, 18, 19, and 22 -

6.	PAYMENT.

6.1.

Payment Terms. Fees for the Services are set forth in each SOW. Client will pay Ensemble the undisputed fees for Services and shall reimburse Ensemble for reasonable out-of-pocket travel expenses incurred by Ensemble in the performance of Services as expressly agreed to in writing in any SOW; provided, that such expenses are preapproved by an authorized representative of Client and shall be reimbursable in accordance with Client’s expense reimbursement policy. Ensemble will invoice Client monthly. Payment of undisputed amounts is due [***] from receipt of Ensemble’s invoice. If Client’s payment of undisputed fees becomes [***] or more days’ delinquent from the due date, Ensemble may suspend Client’s or its affiliates’ access to and use of the Services or pursue any other remedy available under this Agreement or at law or in equity upon prior written notice to Client. The prevailing party is entitled to recover any sums expended in connection with the collection of undisputed fees not paid when due, including reasonable attorney’s fees. Except as otherwise provided in this Agreement, periodic charges payable under this Agreement are to be computed on a calendar month basis and shall be prorated on a per diem basis for any partial month.

6.2.

Disputed Fees. Client shall provide Ensemble with written notice and explanation of any disputed fees promptly (but in no event later than [***]) following Client’s receipt of the applicable invoice (“Disputed Fee Notice”). Payment disputes shall be resolved in accordance with the dispute resolution process in Section 25. Upon resolution of such dispute, the prevailing Party shall be entitled to the disputed amounts and interest earned on such disputed amounts.

7.	CONFIDENTIAL INFORMATION.

7.1.

Confidentiality. In connection with this Agreement, each Party (as the “Disclosing Party”) may disclose or make available Confidential Information (as defined in Section 7.2) to the other Party (as the “Receiving Party”). During the Term, each Party agrees to hold the Confidential Information of the other Party in strict confidence and to make no disclosure of such information, directly or indirectly, without the other Party’s prior written consent. A Party may disclose Confidential Information only to its personnel, agents, affiliates and contractors who have a need to know and who have previously executed a written confidentiality agreement imposing confidentiality obligations with materially similar terms set forth in this Section 7 or who are otherwise under an obligation of confidentiality at least as restrictive as set forth in this Section 7 (collectively, “Representatives”). Notwithstanding the foregoing, in no event shall either Receiving Party disclose the Disclosing Party’s Confidential Information to a direct competitor of the Disclosing Party. Neither Receiving Party nor its Representatives shall use the Disclosing Party’s Confidential Information except as necessary to perform its obligations or exercise its rights under this Agreement, or as otherwise authorized in writing by the Disclosing Party. The Receiving Party will keep the Confidential Information of the Disclosing Party confidential and secure, and will protect it from unauthorized use or disclosure by using at least the same degree of care as the Receiving Party employs to avoid unauthorized use or disclosure of its own Confidential Information, but in no event less than reasonable care. Each Party is primarily responsible and liable for any confidentiality breaches by its Representatives.

7.2.

“Confidential Information” means non-public and confidential information of a Party and includes, but is not limited to, information, in whatever form kept or recorded, pertaining to: inventions, know-how, ideas, computer programs, designs, operations, processes, and structures; product information; research and development information; customer information; financial information; business processes and methodology, business or financial models, marketing and sales plans, personnel data; intellectual property; technology; procurement processes and strategies; and any other technical and business information of a Party, which is marked, identified as proprietary or confidential at the time of disclosure or might reasonably be interpreted to be of a confidential, trade secret and/or proprietary character (including all copies, analyses, and derivatives thereof).

7.3.

Exclusions. Confidential Information does not include any information (except Personal Data (as defined in Section 19.4), which shall be considered Confidential Information without exception) that: (i) was rightfully known to the Receiving Party without an obligation of confidentiality at the time of its disclosure from a source other than the Disclosing Party; (ii) is or becomes publicly available through no fault of the Receiving Party or its Representatives; (iii) is received from a third party who is rightfully in possession of such information free of any obligation to maintain its confidentiality; or (iv) is independently developed by Representatives of the Receiving Party without using, referencing or disclosing any Confidential Information of the Disclosing Party.

7.4.

Required Disclosure. If the Receiving Party is legally required to disclose the Confidential Information of the Disclosing Party by order of a court of competent jurisdiction, the Receiving Party will, to the extent legally permitted, provide prior written notice to the Disclosing Party and reasonable assistance (at the Disclosing Party’s expense) should the Disclosing Party seek to obtain a protective order, and thereafter only disclose that information that it is legally required to disclose. The Receiving Party will exercise reasonable efforts to obtain assurances that confidential treatment will be accorded to the Confidential Information so disclosed.

7.5.

Return Of Confidential Information. Upon expiration or termination of this Agreement or any SOW or upon the Disclosing Party’s written request at any time during the Term or the term of any Termination Assistance Services, the Receiving Party shall promptly, at the Disclosing Party’s option, either return or destroy all the Confidential Information and all copies thereof and other materials containing such Confidential Information and the Receiving Party shall certify in writing its compliance with the foregoing. Without limiting the foregoing, Client Data will be returned in a commercially standard format on a commercially standard media mutually agreed upon by the Parties. Neither Party shall (i) possess or acquire any right in or assert any lien against the Confidential Information of the other Party, (ii) sell, assign, transfer, lease, encumber, or otherwise dispose of or disclose the Confidential Information of the other Party to third parties, or (iii) commercially exploit, or permit a third party to commercially exploit, such Confidential Information.

7.6.

Data Protection and Security Obligations. Ensemble shall maintain and comply with a data privacy and information security program in accordance with the terms of the Information Security Agreement, attached hereto as Exhibit D (the “ISA”).

7.7.

Injunctive Relief. Each Party acknowledges that in the event of a breach or threatened breach of Section 7 (Confidential Information), damages may not be an adequate remedy and the Disclosing Party shall be entitled, in addition to any other rights and remedies available under this Agreement or at law or in equity, to seek injunctive relief to restrain any such breach, threatened or actual, without proof of irreparable injury and without the necessity of posting bond.

8.	PERSONNEL.

8.1.

Qualified Personnel. As used herein, “Ensemble Personnel” means Ensemble’s employees, affiliates and permitted subcontractors. Ensemble Personnel who perform the Services will be adequately educated, certified, trained and qualified to perform the Services. Ensemble will use adequate numbers of such Ensemble Personnel as necessary to perform the Services in accordance with timing and other requirements of this Agreement. Ensemble will require that all individuals assigned to perform the Services have been subject to Ensemble’s standard criminal background check program, subject to applicable Laws. Ensemble will not assign an individual to perform Services if that individual has not passed the background check. Ensemble represents and warrants that in no event will any person who has been convicted of any criminal offense involving dishonesty, a breach of trust, money laundering participate in the provision of Services hereunder. Client may, in its sole discretion, at any time require that Ensemble provide a written statement that successful background checks on Ensemble Personnel have been completed. Ensemble will not be required to conduct a background check on any Client employees who may transition to Ensemble pursuant to the applicable SOW(s).

8.2.

Ensemble Personnel Requirements. Ensemble shall be solely responsible for the acts or omissions of Ensemble Personnel, and any such act or omission that would constitute a breach of this Agreement if arising out of the acts or omissions of Ensemble shall be deemed to be a breach by Ensemble of this Agreement. Ensemble will make Ensemble Personnel aware of, and cause them to comply with, applicable Client data security, safety and security policies while they are performing Services at Client’s locations or accessing Client Data or Client’s systems. Ensemble will assign to Client only Ensemble Personnel for whom Ensemble has confirmed legal eligibility to perform the Services in the United States and/or applicable jurisdictions. Ensemble shall immediately notify Client if it or any Ensemble Personnel identify any information that anyone providing services to or on behalf of Client, whether on behalf of Ensemble or Client, has or is reasonably likely to have violated any Law, including without limitation identification of any actual or potential billing irregularities, documentation issues, miscoding, upcoding or undercoding.

8.3.	[***]

8.4.	[***]

8.5.

Training. Ensemble will provide, or cause subcontractors to provide, appropriate training for Ensemble Personnel, and ensure that ongoing training is performed during the Term, including obtaining certifications in line with industry standards in order to perform the Services. Training required for Ensemble Personnel shall not be chargeable to Client.

8.6.

Key Ensemble Positions and Other Requirements. The “Key Ensemble Positions” as of the Effective Date are listed in each SOW. The Ensemble Relationship Manager (as defined in Section 9.1) is one of the Key Ensemble Positions. Ensemble will cause each of the Ensemble Personnel filling the Key Ensemble Positions to be dedicated to the provision of the Services.

8.6.1.

Without prior written approval by Client, which may be withheld in Client’s reasonable discretion, Ensemble will not reassign or replace any person assigned to a Key Ensemble Position during the [***] of such person’s assignment to such Key Ensemble Position. Subject to the prior sentence, Ensemble will use commercially reasonable efforts to give Client at least [***] advance written notice (except for reasons set forth below in this Section 8.6.1) of a proposed change in personnel filling a Key Ensemble Position, and will discuss with Client any objections Client may have. Ensemble shall develop a transition plan upon the departure of personnel filling a Key Ensemble Position to ensure the continuity of the Services. Except where the incumbent’s departure is due to reasons of unexpected resignation, death, or disability, Ensemble will arrange, at no charge, for the proposed replacement to work side-by-side with the individual being replaced for at least [***] during the notice period to effectuate a seamless transfer of knowledge before the incumbent leaves the Key Ensemble Position. Individuals filling Key Ensemble Positions may not be transferred or re-assigned until a suitable replacement has been approved by Client, and no such re-assignment or transfer may occur at a time or in a manner that would have an adverse impact on delivery of the Services or Client’s operations. Notwithstanding anything herein to the contrary,

Ensemble may remove an individual filling a Key Ensemble Position for reasons of death, disability, resignation, retirement, military leave, termination from employment by Ensemble, leave pursuant to the Family Medical Leave Act, maternity leave, or other leaves required by Law.

8.6.2.

Before the initial and each subsequent assignment of individuals to a Key Ensemble Position, Ensemble will notify Client of the proposed assignment, introduce the individual to appropriate Client representatives and provide Client a curriculum vitae and other job- relevant information legally permissible under applicable Privacy Laws (as defined in Section 14.1) about the individual, as reasonably requested by Client. Upon request, Ensemble will provide Client representatives an opportunity to meet the individual. If Client in good faith objects to the proposed assignment, the Parties will attempt to resolve Client’s concerns on a mutually agreeable basis. If the Parties have not been able to resolve Client’s concerns within ten (10) business days, Ensemble may not assign the individual to that position and shall propose the assignment of another suitably qualified individual.

8.7.	Replacement of Personnel.

8.7.1.

Client may immediately have any individual Ensemble Personnel removed from any Facility(ies) for any reason that is not a violation of Law. In particular, Client reserves the right to have any individual Ensemble Personnel removed immediately if the person is threatening or abusive, Client reasonably believes the person has committed a crime, engages in an act of dishonesty while performing Services for Client, or violates any of Client’s policies and procedures, including those pertaining to harassment, alcohol and drug free workplace, safety, security, or use of Facilities. Additionally, Client shall have the right to require removal of any individual filling a Key Ensemble Position upon thirty (30) days’ written notice to Ensemble.

8.7.2.

Additionally, if any of the Ensemble Personnel materially fails to comply with a Client policy or procedure, violates applicable Law, or conducts himself or herself inappropriately in dealing with Client personnel or providing Services, Client may provide Ensemble with notice thereof. Upon receipt of any such notice, and upon otherwise becoming aware of any such failures, violations or inappropriate conduct, Ensemble shall promptly investigate the matter and shall promptly either: (i) take such action as is reasonable and appropriate to correct the issue, cause a resumption of proper performance, and prevent a recurrence of inappropriate conduct; or (ii) if there is a reasonable likelihood of adverse impact to Client, promptly remove the identified person from performance of the Services, notify Client of such removal, and, unless not necessary for performance in accordance with this Agreement, replace the removed person with a properly qualified, trained, and skilled individual at no additional cost to Client.

9.	GOVERNANCE.

9.1.

Relationship Managers. During the Term and any Termination Assistance Services period, each Party will designate an individual who will be that Party’s primary representative with respect to this Agreement (the “Relationship Manager” for that Party). The Relationship Manager for each Party shall have overall responsibility for managing the performance of that Party’s obligations under this Agreement, will serve as that Party’s primary point of contact, and is authorized to act for and on behalf of that Party with respect to all matters relating to this Agreement. Each Party may change the individual designated as its Relationship Manager and shall promptly notify the other Party of any such change. The Ensemble Relationship Manager shall be located onsite at Client’s Nashville facility and shall serve as Ensemble’s designated representative on all matters related to the Agreement. The Ensemble Relationship Manager shall be available to manage and resolve issues in the day-to-day operations of the Services. Ensemble shall not reassign its Relationship Manager for a period of a least [***] from the date such manager initially assumes his or her responsibilities, unless otherwise approved in writing by Client. Any replacement of the Ensemble Relationship Manager shall be subject to reasonable consultation with Client and Client’s reasonable written approval.

9.2.

Governance Model. Within [***] of the Effective Date, the Parties shall implement a governance model that is materially consistent with the governance model outline in Exhibit A hereto. The Parties may modify each committee’s responsibilities, meeting frequency and participants as mutually agreed.

10.	MANAGED VENDORS.

10.1.

“Managed Vendor” means the vendors specified in the applicable SOW, and subject to Ensemble’s approval, new or replacement vendors for such services or products. With respect to the Managed Vendors, Ensemble shall (i) oversee and manage operational day-to-day service or product delivery of the vendor, (ii) monitor performance and escalate problems for resolution, and (iii) notify the Service Recipients of any failure by a vendor to perform in accordance with the performance standards or other terms and conditions in the applicable contract with such vendor.

10.2.

Client shall use commercially reasonable efforts to cause the Service Recipients to amend, modify, terminate or replace any Managed Vendor upon mutual written agreement of the Parties, provided that such change does not adversely impact Client’s business or operations, require Client’s payment of termination charges or penalties (unless such charges or penalties may be offset against Ensemble’s invoice in accordance with the terms of the applicable SOW) or cause Client to be in breach of any agreement. Within a reasonable time following the applicable SOW Commencement Date (not to exceed ten (10) days), Client shall distribute a communication to all Managed Vendors substantially in the form of Exhibit B hereto appointing Ensemble as the limited agent for the applicable Service Recipient for the purposes of managing such contract. For clarity, Ensemble shall have no authority to execute a contract on behalf of Client. Client shall promptly provide Ensemble with copies of the Managed Vendor contracts. If a third-party consent is required to provide such contracts, Client shall use commercially reasonable efforts to obtain such contracts within thirty (30) business days after the applicable SOW Effective Date.

10.3.

With respect to any new Managed Vendor, Client shall use commercially reasonable efforts to cause the Service Recipients to (i) involve Ensemble directly in negotiations, and (ii) ensure the rates/prices of such new contract are within Ensemble’s pricing guidance.

11.	KEY PERFORMANCE INDICATORS.

11.1.

Performance Standards. Subject to Section 11.4, Ensemble shall meet the Performance Minimums for Key Performance Indicators (“KPls”) specified in the applicable SOW(s). Ensemble’s compliance with KPls is determined promptly after the conclusion of the “Measurement Period” specified in the applicable SOW for each KPI.

11.2.

Service Failures. If Ensemble fails to meet a KPI, Ensemble shall perform a root cause analysis within thirty (30) days after the end of the applicable Measurement Period to determine the cause of such failure and report such results to Client. If a KPI is missed, the Parties shall escalate the issue to the Service Delivery Committee to enable the Parties to develop an appropriate remediation plan and identify the roles and responsibilities of each Party in implementing such plan. Any unresolved Service failures or KPI disputes shall be subject to third party review or expedited dispute resolution processes in accordance with Exhibit A.

11.3.

Reporting and Review. Each month, Client shall provide the raw data to enable Ensemble to calculate its performance in accordance with the KPI and Reporting Metric definitions as specified in an SOW. Ensemble shall provide Client monthly reporting with respect to KPls and Reporting Metrics performance. Within thirty (30) days of the conclusion of each Measurement Period (as specified in the SOW), Ensemble shall report its compliance with the applicable KPls and Reporting Metrics. In addition, Ensemble shall provide reports on the following at Monthly Operational Review (as provided in Appendix A): (i) a description of any Reporting Metric Defaults (as defined in the SOW); (ii) summaries of root cause analyses and corrective action plans; (iii) identification of key risks and mitigation strategies; (iv) descriptions of issues requiring immediate resolution by Client or Ensemble; (v) detailed description of the dependencies, responsibilities or Services (or portions thereof) that were unable to be performed as a result of any acts or omissions of Ensemble or Client, including any failure by Client, Service Recipients or their contractors to perform any dependency or responsibility expressly identified in this Agreement or SOW as being the responsibility of such party; and (vi) and any follow-up reports from previous Reporting Metric Defaults or other performance issues (the “Performance Report”). The Parties shall meet monthly and review (i) the Performance Report, (ii) overall KPI performance, (iii) the appropriateness of the then existing metrics, and (iv) whether the Parties agree to modify the KPls in any manner. Each Party shall use commercially reasonable efforts to work collaboratively with the other Party and take such actions as are necessary to improve the in- scope Facilities’ revenue cycle operations and efficiencies.

11.4.

Exceptions. Notwithstanding any other provision of the Agreement, but subject to Section 13.3, Ensemble is not responsible for failures to perform its obligations to the extent due to: (i) a failure of the Service Recipients or their contractors to perform Client’s responsibilities set forth in this Agreement if such failure to perform by a Service Recipient directly and materially impacts Ensemble’s ability to perform its obligations; (ii) Ensemble’s compliance with any written Client policy if such compliance reasonably prevents Ensemble’s performance of its obligations, but only if Ensemble notified Client in writing that such policy prevents Ensemble’s performance; (iii) changes in net revenue calculation methodology that are inconsistent with generally accepted accounting principles; (iv) adverse payor practices to the extent such practices (A) are materially different than such payor’s historical practices, and (B) have been noted and/or observed by industry participants; or (v) Client business decisions (other than those based on legal or regulatory concerns) that materially delay or prevent the submission or settlement of claims unless approved by Ensemble and out-of-model financial adjustments that impact net revenue or net days in accounts receivable; provided, in each instance, that Ensemble escalates such factor to the Executive Committee in accordance with Exhibit A and uses commercially reasonable efforts to avoid or mitigate the impact of such factors, or, as applicable, fully cooperates with Client to enable Client to avoid or mitigate the impact of such factors.

11.5.

Disaster Recovery Plan. Ensemble will provide business continuity, disaster recovery, and backup capabilities and facilities, through which Ensemble will be able to perform its obligations hereunder (including KPI obligations) with minimal disruptions or delays in accordance with its plan that meets or exceeds industry standards and the requirements under Law (the “Disaster Recovery Plan”). The Plan shall be tested annually in accordance with industry standards. To the extent Services are impaired or disrupted due to a disaster incident, Ensemble agrees to execute recovery of the Services in accordance with the Plan. [***]. In the event Ensemble does not restore the Services within thirty (30) calendar days, Client may terminate the impacted SOW upon written notice to Ensemble. Ensemble shall cooperate fully with Client and its agents in the exercise of such step-in rights and provide reasonable assistance at no charge to Client to promptly restore such disrupted Services. Ensemble shall not be entitled to receive any fees for the disrupted Services during the period of disruption. The foregoing does not limit Ensemble’s liability, subject to Article 18, with respect to any default or non-performance by Ensemble under the Agreement.

12.	INSURANCE.

12.1.	Required Coverages. During the Term, Ensemble shall maintain, at its sole expense, the following insurance coverages with at least the specified annual coverage limits or amounts.

12.2.

Workers’ Compensation & Employer’s Liability. Ensemble shall maintain, with respect to all of its employees (and Ensemble shall require its subcontractors to maintain, with respect to their employees), workers’ compensation and employer’s liability insurance coverage as required by applicable law. Where a jurisdiction does not require employer’s liability coverage, Ensemble shall maintain employer’s liability insurance with limits of at least [***] per accident/disease.

12.3.	Commercial General Liability. Ensemble shall maintain commercial general liability insurance with annual coverage limits of at least [***] per occurrence and [***] in the aggregate.

12.4.	Umbrella or Excess Liability. Ensemble shall maintain umbrella or excess liability insurance with annual coverage limits of at least [***] per occurrence and [***] in the aggregate.

12.5.

Professional Liability. Ensemble shall maintain professional liability insurance with annual coverage limits of at least [***] per occurrence and [***] in the aggregate, for Ensemble’s applicable personnel, activities, operations, and Services.

12.6.

Cyber-Liability. Ensemble shall maintain “cyber liability” insurance having an annual aggregate coverage limit of not less than [***], to protect against any claims and damages suffered as a result of, or in connection with, the Services provided under this Agreement and any electronic data processing errors and omissions arising out of Ensemble’s or its subcontractors’ performance under this Agreement (including, but not limited to, any security incident or breach with respect to any Confidential Information of Client or any information subject to the ISA or BAA).

12.7.

General. The insurance required under this Section 12 shall be purchased by Ensemble from reputable commercial carriers of Ensemble’s choosing with an A.M. Best rating of not less than “A-” or through a program of self-insurance. In the event Ensemble procures insurance coverage which is not on an “occurrence basis”, Ensemble shall ensure that the reporting period for any claim made that can be made under such coverage extends at least [***] following termination of this Agreement. When policies are renewed or replaced (for policies that are not on an “occurrence basis,” or if a tail policy is not obtained), the policy retroactive date must coincide with, or precede, the effective date of services in connection herewith. Each of the above-referenced insurance policies shall provide that the insurance carrier shall endeavor to provide Client with at least [***] prior written notification in the event of cancellation, expiration, non-payment of a premium, or material alteration of such insurance policy. Upon Client’s request from time to time, Ensemble shall provide Client with certificates of insurance evidencing the insurance coverage required by this Section 12. If Ensemble fails to obtain and maintain any of the above-referenced insurance policies, or fails to deliver a requested certificate of insurance to Client, and if such failure remains uncured for [***] after Client’s notice thereof to Ensemble, then Client shall have the right, but not the obligation, without relieving Ensemble of its default, to obtain such insurance coverage for the account of Ensemble, and the premium and any other reasonable costs incurred by Client to obtain such insurance coverage shall be due and payable to Client at Client’s sole option.

13.	COOPERATION; SERVICE EXCEPTIONS.

13.1.

Client shall use commercially reasonable efforts to cooperate with Ensemble by, among other things, making available, as reasonably requested by Ensemble, management decisions, information, approvals, and acceptances, in each instance as necessary for Ensemble to accomplish its obligations and responsibilities under this Agreement in a timely manner. If and to the extent Ensemble’s provision of the Services under an SOW is dependent on information provided to Ensemble by Client (or Client’s customers), Client shall provide all such information in an accurate and timely manner as required for Ensemble to properly perform such Services.

13.2.

Subject to Section 13.3, Ensemble is not responsible for Service failures or failure to perform its other obligations to the extent caused by any of the following (collectively, “Service Exceptions”): (i) a failure of Client, Service Recipients or its or their contractors to perform Client’s responsibilities set forth under this Agreement, (ii) nonperformance of a function, task, system, resource or activity set forth in this Agreement by Client, Service Recipients, or its or their contractors upon which Ensemble is dependent to perform the Services, (iii) an act or omission by Client, Service Recipients or its or their third-party contractors, or (iv) erroneous or incomplete data, documentation or information provided or otherwise submitted into the Patient Accounting System (as defined in the SOW) by Client or any Service Recipient, or its or their third-party contractors; provided that Ensemble, upon becoming aware of any such Service Exception, expeditiously notifies Client and the Executive Committee in writing of such Service Exception and its inability to perform under such circumstances (“Service Exception Notice to EC”) and provides Client with a reasonable opportunity to address such Service Exception and thereby avoid such Ensemble non-performance.

13.3.

If and to the extent Ensemble, upon becoming aware of a Service Exception, fails to provide a Service Exception Notice to EC and such failure reasonably prejudices Client’s ability to rectify its failure or non-performance or correct any errors described in Section 13.2 to avoid a Service Exception, then Client will be deemed to have fulfilled its obligation under the Agreement with respect to such Service Exception.

14.	COMPLIANCE.

14.1.

Compliance. Each Party shall perform its obligations and exercise its rights under this Agreement in compliance, and shall not cause the other Party to fail to be in compliance, with any and all applicable federal and state governmental laws, rules, regulatory requirements, policies, rulings, guidelines, local coverage determinations, national coverage determinations, guidance or standards, including the statutes that specifically apply to health care providers and practitioners, and billing and collecting for items and services provided by healthcare providers and practitioners and the standards, rulings and regulations of all applicable regulatory or accrediting agencies with jurisdiction over Client and/or Service Recipients, including the Department of Health and Human Services (collectively, “Laws”). Both Parties shall also comply with all Laws relating to confidentiality, privacy, security and protection of personally-identifiable information, customer information, electronic data privacy, or data protection, as they may evolve during the Term, including HIPAA, those establishing federal services requirements, the National Institute of Standards and Technology (NIST) and as may be required for Client to qualify for the safe harbor exemption for de-identified health information under the HIPAA Privacy Rule (45 C.F.R. 164.502(d)) and the then-current version of the Payment Card Industry Data Security Standards (promulgated by the PCI Data Security Standards Council) (“PCI DSS”), as applicable (collectively, “Privacy Laws”). Ensemble shall comply, and ensure that all Ensemble Personnel comply, with HIPAA and all Privacy Laws applicable to Client Data. In order to protect all Client Data, particularly any that qualifies as Personal Data, Ensemble shall maintain and adhere to a data and information privacy and information security compliance program, and privacy and information security policies and procedures that comply with all Laws, including Privacy Laws. Ensemble shall ensure that all Ensemble Personnel abide by such compliance program, policies and procedures. In the event that Ensemble performs illegal or unlawful acts in connection with the performance of the Services (e.g., if Ensemble fails to comply with Medicare, Medicaid, or other regulations in performing the Services or in a submission made by Ensemble to a governmental agency on behalf of Client or Facilities in performance of the Services), Client shall be entitled to a credit against the fees otherwise payable to Ensemble hereunder in the amount of any fines or penalties levied against Client by an applicable governmental agency as a direct result of such illegal or unlawful acts by Ensemble.

14.2.

Client Warranties. Client warrants that (i) any account placed with Ensemble is not in default at the time of such placement and (ii) Client has obtained any patient consents required for Ensemble to perform the Services and shall expeditiously notify Ensemble upon Client’s receipt of any patient revocation of such consent.

14.3.

Client Policies and Procedures. Ensemble shall comply with Client’s policies and procedures applicable to Client’s contractors generally and the provision of revenue cycle services, each to the extent such policies and procedures are provided to Ensemble in writing prior to the Effective Date (if applicable to all Services provided under the Agreement) or the applicable SOW Effective Date (if applicable only to the Services provided under a particular SOW). If Client (i) provides a policy to Ensemble after the Effective Date (or, if applicable, SOW Effective Date) or (ii) modifies or adopts a new policy or procedure after the Effective Date (or, if applicable, SOW Effective Date), Ensemble shall comply with such policy or procedure provided that (A) it is provided to Ensemble in writing and (B) if Ensemble is required to expend material additional effort, resource or expenses to provide the Services in accordance with such policy or procedures, such compliance shall be subject to an amendment executed by both Parties. Ensemble shall not bear liability to the extent arising out of Ensemble’s adherence to Client’s written policies, procedures or instructions. Client shall remain responsible to (i) train all Client employees on Client policies generally applicable to all Client employees, and (ii) investigate and remediate any suspected or actual non-compliance with such policies. Upon receipt of notice from Ensemble that it has terminated or suspended an employee with access to Client systems, Client shall terminate such access in accordance with Client policies.

14.4.

Ensemble Procedures. Subject to Section 14.1, the Parties shall comply with Ensemble’s written business process policies, procedures and instructions (collectively, “Ensemble Procedures”) applicable to the provision of the Services, each to the extent such Ensemble Procedures are provided to Client in writing prior to the Effective Date (if applicable to all Services provided under the Agreement) or the applicable SOW Effective Date (if applicable only to the Services provided under a particular SOW). If Ensemble (i) provides an Ensemble Procedure to Client after the Effective Date (or, if applicable, SOW Effective Date) or (ii) modifies or adopts a new Ensemble Procedure after the Effective Date (or, if applicable, SOW Effective Date), Client shall use commercially reasonable efforts to comply with such policy or procedure provided that (A) it is provided to Client in writing and (B) if Client is required to expend material additional effort, resource or expenses to comply with such Ensemble Procedures, such compliance shall be subject to an amendment or Change Order executed by both Parties.

14.5.

Compliance Cooperation. In the event that a Party determines that a potential compliance matter exists and that such matter is likely to materially affect the compliance of the other Party to this Agreement, the Party discovering the information after such determination shall promptly contact the other potentially affected Party to fully advise it of the specific concerns raised and, unless prohibited by Law, share any related documentation. Client and Ensemble agree to cooperate fully with one another in the investigation and resolution of any compliance matter that may arise in connection with this Agreement. It is the Parties’ mutual intention that any investigations undertaken relating to activities that are within the scope of the Services will be undertaken jointly, diligently, and in a coordinated fashion, by the Parties’ respective corporate compliance officers or legal counsel, unless either Party has good cause to proceed with an independent investigation.

14.6.

SOC Audits. Each calendar year during the Term, Ensemble shall, at its sole expense, require its independent third-party auditors to conduct, in accordance with the applicable statements and standards issued by the American Institute of Certified Public Accountants (the “AICPA”), an audit or examination of the systems used to provide the Services under this Agreement, and the controls over those systems (along with the associated processes, policies, procedures, personnel, and operations) that are maintained or used by Ensemble or its subcontractors in providing the Services, and to create SOC reports of the following types, as defined by the AICPA: (i) a SOC 1 Type 2 (or Type II) report that conforms with Statement on Standards for Attestation Engagements (SSAE) No. 18 issued by the AICPA (or any succeeding or replacement standards or statements) and covers or addresses the systems and controls used in providing the Services; and (ii) a SOC 2 Type 2 (or Type II) report that covers or addresses the security, availability, processing integrity, confidentiality, and privacy of the systems, processes, data, and information used in providing the Services. Ensemble shall (or shall cause the applicable auditors to) deliver a copy of each such report to Client within [***] after completion of the relevant audit or examination. Such reports provided by Ensemble under this Section 14.6 shall be considered Ensemble’s Confidential Information. Ensemble may redact from such reports, those portions containing confidential information of third parties. If the audit report conducted by or on behalf of Ensemble under this Section 14.6 reveals an exception for any control where the control objective is not met, Ensemble will provide details of the relevant audit findings along with detailed remediation plans, including the timing of planned remediation actions, to Client and its independent Audit Agents (as defined below) for review and comment as soon as reasonably possible, and in any event within [***] after completion of the audit report; provided, that Client may treat the same as a breach if the same is not cured within a period of [***] or such other reasonable period as may be mutually agreed between the Parties. Ensemble will implement the remediation plans to reasonably correct (or cause the appropriate Ensemble Personnel to correct) any exceptions identified in the audit report and within Ensemble’s (or Ensemble Personnel’s) scope of responsibility or control as soon as reasonably possible and report the actions taken and results achieved in a follow-up report delivered to Client promptly after the actions are taken. Ensemble will meet periodically with Client at a time and occurrence mutually agreed upon by Ensemble and Client to review the remediation status until such actions are taken and the follow-up report is delivered to Client.

14.7.

Books and Records. Ensemble shall maintain current, complete and accurate books and records in accordance with Law and in connection with its performance of its obligations under this Agreement and its compliance with the terms hereof. Client, including its internal and external auditors and other representatives, accountants, inspectors, and regulators (collectively, “Audit Agents”) will have access to such books and records, which shall be deemed Ensemble’s Confidential Information. In no event shall Client use any Audit Agents that are Ensemble competitors. No more than once each year, Client or Audit Agents of Client may have access at reasonable times during business hours with prior written notice (except that the foregoing once per year limitation shall not apply in the case of audits required by regulators or if Client suspects illegal activity or security breach) to any facility or part of a facility at which either Ensemble is providing the Services, to Ensemble Personnel, and to the books, records, and data relating to the Services for the purpose of performing audits and inspections of either Ensemble during the Term and for [***] thereafter (or such longer period as may be required under Law). Additionally, Ensemble shall cooperate with any and all clinical quality reporting and compliance requests (including, but not limited to, providing summaries, reports or compilations of patient charges, payments, and adjustments as requested by Client) as part of Client’s review or investigation of its own operations in response to a third party’s inquiry (including, but not limited to DOJ, HHS-OIG, CMS, compliance hotline calls or submissions to the Client’s Compliance Office). If any audit reveals that Ensemble has overcharged Client during the period to which the audit relates, Ensemble shall promptly refund any overcharges paid by Client, and if the amount of the overcharge (offset by any undercharges revealed by such audit) is more than [***] of what Ensemble’s total charges should have been, in accordance with the terms of this Agreement and the applicable SOW(s), for such period, Ensemble shall pay, or reimburse Client, for the reasonable cost of such audit.

15.

HIPAA PRIVACY AND SECURITY. The Parties agree to comply with all applicable federal and state laws and regulations regarding the confidential and secure treatment of individually identifiable health information. The Parties have entered into a Business Associate Agreement, dated April 7, 2022 (the “BAA”) governing the use and disclosure of protected health information in accordance with 45 C.F.R. 164.502(e) of the regulations promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). The BAA is hereby incorporated into and made part of this Agreement by this reference.

16.

MEDICARE ACCESS TO RECORDS. In the event that Section 1861(v)(l)(I) of the Social Security Act, 42 U.S.C. section 1395x (v)(l)(I) is applicable to this Agreement, Ensemble agrees that (i) until the expiration of four years after the furnishing of any Services, Ensemble shall make available, upon written request by the Secretary of U.S. Department of Health and Human Services or the Comptroller General of the U.S., or any of their duly authorized representatives, this Agreement and books, documents, and records of Ensemble that are necessary to certify the nature and extent of the cost of services provided pursuant to this Agreement and (ii) shall include a similar clause in any subcontract to this Agreement with a value of [***] or more over a twelve month period. This Section 16 is included pursuant to and is governed by the requirements of Public Law 96-499, Sec. 952 (Sec. 1861(v)(l)(I) of the Social Security Act) and the regulations promulgated thereunder. No attorney-client, accountant-client or other legal privilege will be deemed to have been waived by Client or Ensemble by virtue of this Agreement.

17.	REPRESENTATION AND WARRANTY.

17.1.

Mutual Representations and Warranties. Each Party represents and warrants that (i) it is duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation, (ii) it has all the requisite rights, power and authority to execute, deliver, and perform its obligations pursuant to this Agreement, (iii) there is no outstanding litigation, arbitrated matter or other proceeding, investigation, or dispute to which it is a party which, if decided unfavorably against it, would reasonably be expected to have an adverse effect on its ability to fulfill its obligations under this Agreement, and (iv) it has obtained, or will obtain when necessary, all applicable consents, permits and licenses required of it in connection with performing its obligations under this Agreement.

17.2.

Services Warranty. Ensemble represents and warrants that it shall provide Services under this Agreement in a good, workmanlike, and professional manner and in accordance with the applicable industry standards (including, but not limited to, any applicable third-party payor policies and procedures) and will devote adequate resources to meet its obligations under this Agreement. If the Services provided by Ensemble do not comply with this warranty, Ensemble shall correct such Services at no additional charge to Client, provided that Client notifies Ensemble in writing of the breach of the Services warranty no later than [***] following the date that Client learns of Ensemble’s failure of performance of the applicable Services. For use of third-party software licensed by Client and used by either Party as permitted under this Agreement and pursuant to any applicable terms and conditions for such software, Client warrants that it has the required license to permit such use by Client and Ensemble.

17.3.

Additional Warranties. Ensemble further represents and warrants that: (i) its performance of the Services will not conflict with any other agreements to which Ensemble is a party; (ii) it will perform all obligations under this Agreement in accordance with all Laws; (iii) in the event and to the extent Ensemble integrates the software applications, processes, documentation, and other technology or materials owned or licensed by Ensemble or any of its affiliates (“Ensemble Technology”) into Client’s electronic health record (EHR) platform (subject to prior written consent of the applicable EHR vendor in the event such integration involves more than standard HL7 interfaces), Ensemble shall provide reasonable assistance to Client, in connection with Client’s efforts to make the Ensemble Technology compatible with, the Office of National Coordinator for Health Information Technology’s 2015 Edition Electronic Health Record (EHR) certification criteria, or any successor edition, or criteria for purposes of participation and reporting under state and federal programs, including but not limited to the federal Quality Payment Program Merit-based Incentive Payment System and the program commonly referred to as “Meaningful Use” or for any successor program incorporating in whole or in part Meaningful Use requirements; (iv) the technical specifications of the Ensemble Technology shall meet applicable industry standards and allow the Parties to meet applicable privacy and security standards of HIPAA and any applicable Privacy Laws, including without limitation secure storage and processing of PHI (as defined in Section 19.4); (v) Ensemble has, and shall maintain in good standing, all licenses, registrations, permits (including visas and work-permits for Ensemble Personnel) and other governmental authorizations necessary to perform the Services and to otherwise operate its business; (vi) all coding, billing and collection services will be conducted in accordance with all Laws, government and commercial third party payer guidance and standards, and common coding practices; (vii) Ensemble has and shall maintain appropriate policies, procedures, and adequate training in place to monitor for coding and billing errors, including without limitation miscoding, upcoding and undercoding; and (viii) Ensemble shall dedicate a sufficient number of Ensemble Personnel as needed to monitor and correct overpayments and shall monitor and correct any such overpayments.

17.4.

Virus Warranty. Ensemble represents and warrants that Ensemble shall use commercially reasonable efforts so that no Virus (as defined below) is coded or introduced into Client’s or any other Service Recipient’s system or any system used to provide the Services. If a Virus is found to have been introduced into Client’s or other Service Recipients’ systems or the systems used to provide the Services as a result of a breach of the foregoing warranty and covenant, Ensemble will, at no additional charge, reasonably assist Client in eradicating the Virus and reversing its effects and, if the Virus causes a loss of data or operational efficiency, to reasonably assist Client in mitigating and reversing such losses. “Virus” means any program, routine, device, code, or instructions (including any code or instructions provided by third parties) or other undisclosed feature, including, without limitation, a time bomb, virus, software lock, drop-dead device, malicious logic, worm, Trojan horse, spyware, bug, error, defect or trap door, that is capable of (or has the effect of allowing any third-party to be capable of) accessing, modifying, deleting, damaging, disabling, deactivating, interfering with or otherwise harming any of Client’s or any Service Recipient’s computers, networks, data or other electronically stored information, or computer programs or systems.

17.5.

PHI Warranty. If Ensemble has access to PHI under this Agreement, Ensemble warrants that any PHI in Ensemble’s possession shall not be stored or processed outside the United States without the express written permission of Client. Client reserves the right to request, and Ensemble agrees to provide, a written attestation to Client verifying that it is in compliance with this Section 17.5.

17.6.

Medical Records. Ensemble warrants and covenants that neither Ensemble nor any of the Ensemble Personnel shall access without authorization, or make any unauthorized additions, alterations, or deletions of, any of Client’s or any Facility’s medical records or other information.

17.7.

Disclaimers. THE EXPRESS REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT CONSTITUTE THE SOLE REPRESENTATIONS AND WARRANTIES PROVIDED BY ENSEMBLE WITH RESPECT TO THE SERVICES AND THIS AGREEMENT. SUCH WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, AND ENSEMBLE SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

18.	EXCLUSIONS AND LIMITATION OF LIABILITY.

18.1.

Exclusions. EXCEPT WITH RESPECT TO THE LIABILITIES DESCRIBED IN SECTION 18.3, BUT SUBJECT TO THE TERMS OF SECTION 18.3, UNDER NO CIRCUMSTANCES WILL EITHER PARTY OR ITS AFFILIATES HAVE ANY OBLIGATION OR LIABILITY TO THE OTHER OR ITS AFFILIATES HEREUNDER FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, COLLATERAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES INCURRED BY THE OTHER PARTY OR ITS AFFILIATES, OR DAMAGES FOR LOST BUSINESS, OR BUSINESS REPUTATION IN EACH CASE ARISING OUT OF OR RELATING TO THIS AGREEMENT, REGARDLESS OF HOW SUCH DAMAGES ARISE, INCLUDING BREACH OF CONTRACT, NEGLIGENCE OR STRICT LIABILITY, AND WHETHER OR NOT A PARTY WAS ADVISED SUCH DAMAGES MIGHT ARISE, OR THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

18.2.

Limitations. IN NO EVENT SHALL THE AGGREGATE LIABILITY OF EITHER PARTY AND ITS AFFILIATES FOR ANY AND ALL CLAIMS OR DAMAGES, DIRECT OR OTHERWISE, ARISING OUT OF OR RELATING TO THIS AGREEMENT (“DAMAGES CAP”), EXCEED THE AGGREGATE AMOUNT OF FEES PAID OR PAYABLE BY CLIENT TO ENSEMBLE PURSUANT TO THIS AGREEMENT FOR THE [***] PERIOD IMMEDIATELY PRECEDING THE DATE OF THE ACT OR OMISSION THAT GAVE RISE TO THE APPLICABLE CLAIM (“GENERAL CAP”); EXCEPT AS EXPRESSLY SET FORTH IN SECTION 18.3. FOR CLARITY, THE LIMITATION IN THIS SECTION 18.2 AND SECTION 18.3 IS CUMULATIVE FOR THIS AGREEMENT INCLUDING ALL SOWS, THE ISA AND THE BAA; THE SUM OF MULTIPLE CLAIMS MAY NOT EXCEED THIS LIMIT. FOR CLARITY, ENSEMBLE’S FEES DUE AND PAYABLE HEREUNDER ARE NOT SUBJECT TO THE LIMITATIONS OR EXCLUSIONS IN THIS SECTION 18.

18.3.

Exclusions from Damages Cap. NO DAMAGES CAP OR EXCLUSION OR DISCLAIMER SET FORTH IN SECTION 18.1 SHALL APPLY TO A PARTY’S GROSS NEGLIGENCE, WILLFUL OR INTENTIONAL MISCONDUCT OR FRAUD. THE DAMAGES CAP FOR (I) A PARTY’S VIOLATIONS OF APPLICABLE LAW OR BREACH OF ITS OBLIGATIONS IN SECTION 14.1; (II) BREACH OF ITS CONFIDENTIALITY, SECURITY, PRIVACY OR DATA PROTECTION OBLIGATIONS (INCLUDING THE ISA); (III) BREACH OF THE BAA; (IV) INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT; (V) VIOLATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, INCLUDING ANY BREACH OF SECTION 19; (VI) AMOUNTS PAID WITH RESPECT TO ANY BODILY INJURY, DEATH, OR DAMAGE TO REAL OR TANGIBLE PERSONAL PROPERTY ARISING OUT OF THE NEGLIGENT ACTS OR OMISSIONS OF A PARTY OR ITS PERSONNEL; OR (VII) LOSSES OCCASIONED BY ENSEMBLE’S WRONGFUL REFUSAL OR CESSATION TO PROVIDE TERMINATION ASSISTANCE SERVICES IN BREACH OF THIS AGREEMENT, SHALL IN NO EVENT EXCEED [***] TIMES THE GENERAL CAP.

18.4.	[***]

[***].

19.	INTELLECTUAL PROPERTY.

19.1.

As between the Parties, Client retains all right, title and interest in and to the Client Data, Client’s Confidential Information and all other intellectual property rights owned or licensed by Client before the Effective Date or acquired by Client outside this Agreement after the Effective Date, including derivative works of such items (the “Client-Owned Intellectual Property”). As between Client and Ensemble, the Client-Owned Intellectual Property remain the sole property of Client. During the Term, Client grants to Ensemble and its affiliates and permitted subcontractors limited, non-assignable, non-transferable, non-sublicensable, royalty-free access to, and the right to use, the Client-Owned Intellectual Property and Client-provided third-party intellectual property solely to the extent needed for Ensemble to provide the Services pursuant to the Agreement.

19.2.

Ensemble has invested considerable resources in the development of its intellectual property and business processes: including but not limited to (i) items documented as “Best Practices”, systems, methods, platforms, software, tools, data, manuals, procedures, policies, techniques, and controls employed or otherwise utilized by Ensemble, and (ii) derivative works of such items (collectively, “Ensemble Proprietary Materials”). As between Client and Ensemble, the Ensemble Proprietary Materials remain the sole property of Ensemble. Except to the extent the Parties otherwise agree in a SOW, any intellectual property developed by Ensemble pursuant to this Agreement shall be owned by Ensemble and Client hereby assigns to Ensemble any and all rights, title and interest Client has or may have in and to such intellectual property developed by Ensemble. During the Term, Ensemble grants to Client the limited, non-assignable, non-transferable, non-sublicensable right to use the Ensemble Proprietary Materials made available by Ensemble to Client, but only to the extent required for Client to utilize the applicable Services. Notwithstanding the foregoing, subject to Ensemble’s rights in Ensemble Proprietary Materials embedded or incorporated therein, (i) Client shall own all right, title and interest in and to any service deliverable, report, business or operating work flow, policy, procedure, recommendation, or analysis specifically developed and provided by Ensemble to Client as a deliverable in the course of providing the Services (“Client Deliverables”), (ii) Ensemble hereby assigns to Client any and all rights, title and interest Ensemble has or may have in and to such Client Deliverables, and (iii) to the extent Ensemble Proprietary Materials are embedded or incorporated into any Client Deliverable, Ensemble grants to Client a non-expiring, non-exclusive, royalty-free license to use such embedded materials solely for Client’s internal business purposes; provided the materials remain embedded as provided by Ensemble and are not exploited or otherwise used by Client on a standalone basis.

19.3.

To the extent that Client or its affiliates provides any suggestions, enhancements, requests, recommendations or other feedback relating to Ensemble Proprietary Materials or the performance of Services, but excluding Client-Owned Intellectual Property and other Client’s Confidential Information (“Client Feedback”), Client hereby grants to Ensemble a non-expiring, non-exclusive, royalty-free license to use such Client Feedback. Ensemble shall have no obligation to use of incorporate Client Feedback into Ensemble Proprietary Materials or Services and Client shall have no obligation to provide Client Feedback.

19.4.

As used herein, “Client Data” means all Client and Service Recipient registration and account information, and all patient data, other Personal Data (as defined below), transaction data, and other data of Client collected, stored, processed, or generated in connection with providing the Services to Client and each Service Recipient, which data includes any and all Protected Health Information (“PHI”) as defined by the Health Insurance Portability and Accountability Act of 1996, and its implementing regulations, as amended (“HIPAA”), and any data resulting therefrom. Client Data shall be deemed Client’s Confidential Information. As between the Parties, Client shall own all Client Data, including all intellectual property rights therein. Ensemble shall not, directly or indirectly, disclose or make available to third parties (other than Ensemble Personnel) or use any Client Data, except as reasonably necessary to provide the Services, to enforce or defend Ensemble’s legal rights, or to comply with or as required by any legal, regulatory, law enforcement inquiry, or investigation. Subject to the terms and conditions of this Agreement, Client hereby grants to Ensemble (including for use by Ensemble Personnel) a limited, revocable, nonexclusive, nontransferable, nonsublicensable, royalty-free right and license during the Term hereof to use the Client Data solely for the purpose of providing the Services or for the purposes otherwise permitted in this Section 19.4. In no event shall Ensemble use, distribute (including to an affiliate), publish, sell, market, exploit, retain, or commercialize Client Data, including de-identified or aggregated Client Data, made available by Client hereunder, create derivative products or applications based on such Client Data, or otherwise use such Client Data in any manner not expressly permitted in this Agreement or permitted in writing by Client. Without limiting the foregoing, Ensemble: (a) acknowledges and agrees that it is prohibited from and shall not sell, assign, lease, exploit, retain, use or disclose Client Data constituting Personal Data for any purpose other than the specific purpose of performing the Services for Client and the Service Recipients or for purposes otherwise specified in this Agreement for Client and the Service Recipients, including without limitation any retention, use or disclosure of Personal Data for Ensemble’s own commercial benefit outside of performing the Services hereunder, including without limitation developing information, statistics, compilations, summaries, surveys, abstracts, analytics, or combinations with or matches against other data, for use by anyone other than Client or Service Recipients, without regard to financial gain or profit; and (b) certifies that Ensemble understands and will comply with the restrictions and conditions set forth in clause (a) above. Ensemble shall implement appropriate technical and organizational measures and cooperate with Client in the fulfilment of Client’s obligations to respond to requests by individuals for disclosure of information or information practices and for deletion of personal information as permitted by Laws. “Personal Data” means any data or information that is subject to any Privacy Laws, which shall include PHI (as defined herein), information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household that Ensemble collects or receives from or is permitted to access by Client, and all other personally-identifiable information, which shall include PHI.

20.	ASSIGNMENT; DIVESTITURE.

20.1.

Assignment. Neither Party may assign or transfer this Agreement without the written permission of the other Party, which permission shall not be unreasonably withheld, conditioned or delayed. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. Any assignment in violation of this Section 20 shall be null and void.

20.2.

Divestiture. If, during the Term of this Agreement, Client or any of its Service Recipients divest any affiliate or the assets thereof or membership interests therein, the Parties shall negotiate in good faith a Change Order in accordance with Section 2.4 of this Agreement. Such Change Order shall, at a minimum, allow the divested affiliate to continue to operate under this Agreement until the earlier of (i) such divested affiliate entering into its own agreement with Ensemble or a successor vendor, or (ii) six (6) months following the date of such divestiture unless otherwise reasonably agreed in writing by the Parties.

21.

FORCE MAJEURE. A Party is excused from any delay in or impossibility of performance due to any cause reasonably beyond its control, including as a result of acts of God, war, terrorism, sabotage, pandemics, acts of government, utility outages or third-party delays (any of these, a “Force Majeure Event”) provided that (i) the non-performing Party is without fault in causing or failing to prevent such occurrence and (ii) such occurrence cannot be circumvented by reasonable precautions and could not have been circumvented through the use of commercially reasonable alternative sources, alternate plans or other means. Notwithstanding the foregoing, (a) software, hardware or telecommunications failures, (b) failure, inadequate performance, or unavailability of Ensemble Personnel, if any, in breach of Ensemble’s obligations hereunder and (c) configuration changes, other changes, Viruses, or other errors or omissions introduced, or permitted to be introduced, by either Party that result in an outage or inability for Ensemble to perform the Services or for Client to use the Ensemble Technology, shall not constitute a Force Majeure Event. If a Party is unable to perform its obligations under this Agreement due to a Force Majeure Event, such Party shall: (1) immediately notify the other Party in writing of such Force Majeure Event and its expected duration; and (2) take all reasonable steps to recommence performance of its obligations as soon as reasonably possible, including through the use of alternative sources, workarounds, plans and, in the case of Ensemble, complying with its obligations to perform and implementing its business continuity plan pursuant to Section 11.5. If a Force Majeure Event delays a Party’s performance for more than [***] following notice by such Party pursuant to this Agreement, the other Party may terminate this Agreement upon written notice to such Party. Inability to pay is not considered a Force Majeure Event. For purposes of clarification, (A) a Force Majeure Event shall not relieve Ensemble of its obligations under this Agreement with respect to implementation and performance of the disaster recovery and/or business continuity plan, or (B) either Party’s liability with respect to any breach of its obligations with respect to the other Party’s Confidential Information shall not be excused by the occurrence of a Force Majeure Event.

22.

GOVERNING LAW. The laws of the state of Tennessee shall govern this Agreement without regard to its conflict of laws provisions. If either Party employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing Party will be entitled to recover its reasonable attorneys’ fees, costs, and other expenses. Jurisdiction and venue for any dispute arising out of this Agreement shall be solely in the state court or federal courts having jurisdiction over Davidson County, Tennessee, and the Parties expressly agree to commence action, claim, or proceeding arising out of or related to this Agreement solely and exclusively therein. EACH PARTY HEREBY WAIVES ALL DEFENSES ALLEGING LACK OF PERSONAL JURISDICTION AND FORUM NON-CONVENIENS RELATED THERETO. FURTHERMORE, EACH PARTY KNOWINGLY, UNCONDITIONALLY, AND ABSOLUTELY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION RELATING TO THIS AGREEMENT.

23.

ENTIRE AGREEMENT/NON-WAIVER. This Agreement is the entire agreement between the Parties and supersedes all prior agreements, written and/or oral, between the Parties to the extent related to the subject matter of this Agreement. This Agreement may not be modified or amended except by a written document signed by authorized representatives of both Parties. If any of the provisions of this Agreement are invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the remaining provisions of this Agreement. In the event of any conflict between the terms of the MSA, BAA, ISA or any SOW, the order of precedence to resolve such conflict shall be the BAA, the ISA, the MSA, and the applicable SOW.

24.	INDEMNIFICATION.

24.1.

To the extent allowed by Law, each Party (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other Party (the “Indemnified Party”) from and against any loss, liability, damage, fines, penalties, costs and expenses, including reasonable attorney’s fees and court costs (“Loss”), which the Indemnified Party (or, as applicable, its affiliates, officers, directors, employees, successors or assigns) incurs to the extent resulting from third party claims that arise from (i) the gross negligence or willful misconduct of the Indemnifying Party, (ii) the Indemnifying Party’s breach of Section 14.1 (Compliance), (iii) the Indemnified Party’s use of, or access to, intellectual property (to the extent allowed in this Agreement) as provided by the Indemnifying Party; and (iv) the Indemnified Party’s compliance with the Indemnifying Party’s written policies, procedures or instructions, but only if (x) the Indemnified Party is required to comply with such policies, procedures or instructions by the terms of this Agreement and (y) the Indemnified Party did not know, or should not have known, that compliance with such policies, procedures or instructions was reasonably likely to result in such claims; (v) the Indemnifying Party’s breach of confidentiality obligations under this Agreement; (vi) any bodily injury, death, or damage to real or tangible personal property arising out of the negligent acts or omissions of either Party or its personnel; (vii) any breach by Indemnifying Party of any agreement with any third party; or (viii) any alleged tortious acts of either Party’s personnel. If both Parties are alleged or adjudicated to have engaged in negligence or willful misconduct, whether or not the claim or Loss would not have occurred without the actual or alleged negligence or willful misconduct of the other Party, each Party agrees to be responsible for that portion of loss and expense attributable to that Party’s own actual or alleged negligence or willful misconduct.

24.2.

Additionally, Ensemble agrees to indemnify, defend and hold harmless Client from and against any Loss which Client (or, as applicable, its affiliates, officers, directors, employees, successors or assigns) incurs to the extent resulting from third party claims that arise from: (i) any violation of the BAA; (ii) any breach of Ensemble’s security, privacy or data protection obligations set forth in this Agreement or the ISA; (iii) any actual or alleged violation of, or causing of Client to, violate any Law or payor requirements’; or (iv) any breach of Section 4.1.

24.3.

The Indemnified Party must notify the Indemnifying Party in writing, with reasonable promptness, of any claim under this Section 24; however, failure to do so relieves the Indemnifying Party of its obligations to indemnify for a claim only to the extent that the Indemnifying Party has been actually prejudiced by the failure to give notice as required. The Indemnified Party will cooperate with the Indemnifying Party at the Indemnifying Party’s expense, including delivering all documents, records and other materials in the Indemnified Party’s possession or control that are reasonably requested for use in the defense of the claim. The Indemnifying Party may in its discretion control the defense and settlement of the claim, except that the Indemnifying Party may not settle the claim without the consent of the Indemnified Party if the settlement involves any obligation on the part of the Indemnified Party other than the payment of money to be paid by the Indemnifying Party. The Indemnified Party may participate in the defense of the claim with its own counsel and at its own expense, but will not settle or compromise the claim without the prior written consent of the Indemnifying Party. For clarity, if Client’s operations are not in compliance with all applicable Laws as of the Effective Date (or if later, Commencement Date) of the applicable SOW or during the six-month period following the Effective Date (or, if later, Commencement Date) of the applicable SOW, and such non-compliance results in Ensemble’s non-compliance with Laws, Client shall defend, indemnify and hold harmless Ensemble from and against any Losses incurred by Ensemble arising from third party claims against Ensemble for Client’s non-compliance with applicable Laws, unless Ensemble was aware of such non-compliance and failed to take reasonable steps to correct such non-compliance.

25.	DISPUTE RESOLUTION.

25.1.	Informal Dispute Resolution. Any dispute between the Parties arising from or relating to this Agreement will be resolved in accordance with the following procedure:

25.1.1.

Upon the request of either Party, the Relationship Managers will meet to discuss the dispute, will exchange any information that they mutually agree is relevant to the issues in dispute, and will use reasonable efforts to resolve the dispute without the need for further proceedings.

25.1.2.

If the Relationship Managers fail to resolve the dispute within [***] after the initial request that they meet to resolve the dispute in accordance with Section 25.1.1, or mutually conclude in good faith that they are unlikely to resolve the dispute, then, the dispute shall be submitted to the Executive Committee, who may be supported by legal and technical advisers, to meet with the Executive Committee and negotiate in good faith to resolve the dispute on an amicable basis.

25.1.3.

If the Executive Committee fails to resolve the dispute within [***] after the initial request that they meet to resolve the dispute in accordance with Section 25.1.2, or mutually conclude in good faith that resolution through such negotiations does not appear likely, then either Party may undertake to resolve the dispute by final and binding arbitration in accordance with Section 25.2.

25.2.

Expedited Process for Disputes Relating to Fees. Notwithstanding anything to the contrary in this Agreement, if a dispute arises at any time in connection with the payment of an invoice or disputed fees, then each of the time periods set forth in this Section 25.1 shall be changed to a reasonable period not to exceed five (5) business days and either Party may refer the matter directly to the Executive Committee for resolution.

25.3.

Arbitration. If there is a dispute between the Parties and the dispute is not informally settled by mutual agreement between the Parties pursuant to Section 25.1, then the Parties may submit the matter to final, binding and confidential arbitration pursuant to the then-current JAMS “Comprehensive Arbitration Rules and Procedures” (the

“JAMS Rules”), except that disputes regarding payment of fees and KPls shall be subject to expedited arbitration in accordance with Section 25.4. The arbitration shall be conducted by a single arbitrator appointed pursuant to the JAMS Rules. The decision of the arbitrator as to any matter submitted to arbitration shall be final, conclusive and binding on the Parties. The arbitrator will be instructed to prepare and deliver a written, reasoned opinion stating his or her decision within thirty (30) days after the completion of the arbitration. Notwithstanding the foregoing, for any violation of a Party’s intellectual property rights or disclosure or misuse of a Party’s Confidential Information, that Party may seek injunctive relief from a court of law. Each Party shall equally bear the cost and expense of the mediator or arbitrator appointed.

25.4.

Expedited Arbitration for Disputes Relating to Fees, Extraordinary Events and KPls. If the Parties are unable to informally resolve by mutual agreement any disputes relating to the payment of fees following the process in Sections 25.1 and 25.2, adjustment of terms due to extraordinary events or volume/revenue fluctuations as further described in Section 4 of the SOW, or the satisfaction of KPls following the third-party review process set forth in Section 3 of Exhibit A, then a Party may submit such dispute for expedited arbitration in accordance with the following process:

25.4.1.

The Party initiating arbitration shall provide notice of or demand for arbitration to the other Party. In addition to or in lieu of the methods set forth in Section 25 hereof, a Party may serve notice by email, which shall be considered effectively given as of the date of transmission, and the other Party shall acknowledge receipt in writing (including by email). Email notices must be sent to:

For Ensemble: [***]

For Client: [***]

25.4.2.

The arbitration shall be administered by JAMS pursuant to the JAMS Rules and in accordance with the “Expedited Procedures” in the JAMS Rules. The arbitration shall be presided over by a sole, neutral, independent arbitrator with industry experience. Within five (5) business days of notice of arbitration, the Parties shall simultaneously exchange a list of three (3) candidates to serve as the arbitrator. Within five (5) business days thereafter the Parties shall mutually agree on a sole arbitrator. If the Parties cannot agree on an arbitrator, then JAMS shall select an arbitrator pursuant to the JAMS Rules, except that the time period from application to JAMS to selection of the arbitrator shall not exceed ten (10) days.

25.4.3.

The Parties shall be limited to one 7-hour deposition per side (not including experts). A hearing before the arbitrator (or written submissions in addition to or in lieu of a hearing) shall be completed no later than thirty (30) days after the selection of an arbitrator. The arbitrator’s final decision or award shall be rendered no more than fourteen (14) days after final written submissions or completion of the hearing. Notwithstanding any other rules or determinations as to admissibility, all evidence related to the third-party audit described in Section 3 of Exhibit A (including but not limited to the auditor’s final determinations and any of its or the Parties’ source documents, data, or information) shall be admissible.

25.4.4.

The arbitration shall take place in Nashville, Tennessee, though it may in whole or in part be conducted by remote electronic means to the extent determined practicable by the arbitrator. The arbitrator’s award shall be final, binding and confidential.

25.5.

Prevailing Party. The prevailing Party in any action arising from or relating to this Agreement shall be entitled to recover its reasonable attorneys’ fees and costs including, without limitation, arbitration and expert fees.

25.6.

Performance Notwithstanding Disputes. Except where clearly prevented by the nature of the dispute and without limiting either Party’s rights of termination hereunder, each of the Parties shall continue performing their respective obligations under this Agreement (including payment of any undisputed fees in the case of Client and performance of the Services in the case of Ensemble) while the dispute is being resolved, unless and until such obligations are terminated or expire in accordance with the provisions of this Agreement.

26.

NOTICES AND COMMUNICATIONS. All instructions, notices, consents, demands, or other communications required or contemplated by this Agreement shall be in writing and shall be delivered by hand, by overnight courier service, or by certified mail, postage prepaid, addressed to the respective Party at the appropriate address as set forth below, or to such other Party, or address as may be hereafter specified by written notice. A Party may provide operational approvals or consents via email (with transmission confirmation) or in accordance with the governance process set forth in a SOW or as otherwise adopted by the Parties.

Ensemble Health Partners 11511 Reed Hartman Hwy Blue Ash, OH 45241 Attn: Judson Ivy, CEO	AHS Management Company, Inc. One Burton Hills Blvd., Suite 250 Nashville, TN 37215 Attn: Chief Executive Officer

With a copy to (which shall not constitute notice): Chief Legal Officer	With a copy to (which shall not constitute notice): General Counsel

All instructions, notices, consents, demands, or other communications shall be considered effectively given as of the date of hand delivery; as of the date specified for overnight courier service delivery; or as of three (3) business days after the date of mailing, or upon email transmission confirmation.

27.

NON-SOLICITATION. The Parties acknowledge that to ensure that Ensemble can continue to provide the high-quality revenue cycle management services Client seeks, Ensemble must be able to consistently employ and retain the skilled staff that provide these services. Accordingly, during the Term and for one year thereafter, except as part of the Termination

Assistance Services, neither Party shall solicit or hire any personnel of the other Party who were involved in providing or overseeing the Services under this Agreement, without the express prior written consent of such other Party. Notwithstanding the foregoing, upon termination of the applicable SOW as part of the Termination Assistance Services, nothing in this Section 27 shall restrict Client’s ability to solicit or hire any (a) dedicated Ensemble Personnel performing Services on-site at a Facility at the position of director and below, or (b) Transferred Employee (as defined in the SOW).

28.

PRESS RELEASE/MARKS. Promptly after the Effective Date, Ensemble shall prepare a press release regarding this transaction for Client’s review and approval. Client shall provide comments or approval to such press release within ten (10) business days of submission by Ensemble, provided that the timing of any press release shall be subject to the mutual determination of the Parties. Neither Party shall independently issue a press release unless such release is approved in advance by the other Party. Client hereby authorizes Ensemble to use Client’s tradename, trademark or logo (collectively, “Marks”) and basic transaction information (such as the number of facilities, locations, and net patient revenue, but not specific information on Client performance or financials) in connection with its (i) promotional materials such as Ensemble’s website, proposals and marketing collateral, (ii) prospective client development, (iii) submissions for industry rankings such as KLAS, (iv) publication of joint content white papers, and (v) announcement for the Center of Advancement of Consumerism and Patient Experience, provided that (i) Client may rescind such authorization by providing notice to Ensemble and (ii) Ensemble shall comply with Client’s usage guidelines regarding such Marks and shall not use such Marks in any manner that dilutes or diminishes the value of such Marks.

29.

NO ATTORNEY-CLIENT RELATIONSHIP. The Parties acknowledge and agree that none of the Services provided under this Agreement are or will be legal services or advice; that neither Ensemble nor any of its employees or attorneys will provide any legal services or advice to Client; that this Agreement does not establish any attorney-client relationship between Client and Ensemble or any Ensemble employees or attorneys; and that, except to the extent expressly directed in writing by Client’s counsel or specified in a SOW, no communications between Client and Ensemble or any Ensemble employees or attorneys will be considered attorney-client privileged.

30.	MISCELLANEOUS.

30.1.

Nothing in this Agreement shall be construed as a waiver by either Party of its ability to defend against its right to assert other defenses otherwise available to it by operation of law, including the statute of limitations. Furthermore, no provision in this Agreement shall be construed as limiting a Party’s right to seek remedies available to it by operation of law in circumstances involving personal injury arising in connection with the Agreement.

30.2.	No modification of this Agreement or of any of the provisions herein is effective unless in writing and signed by an authorized representative of both Parties.

30.3.	This Agreement is entered into solely between, and may be enforced only by, the Parties.

30.4.	This Agreement shall not be deemed to create any rights or causes of action in or on behalf of any third parties, or to create any obligations of a Party to any such third parties.

30.5.	Each Party shall use commercially reasonable efforts to mitigate damages for which the other Party is responsible.

30.6.

The descriptive headings of the sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision hereof. Furthermore, any reference to statutory provisions includes those provisions as amended and the interpretive regulations issued thereunder.

30.7.	The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

[Signature Page Follows]

IN WITNESS, HEREOF, the Parties have executed this MSA as of the Effective Date.

Ensemble RCM, LLC d/b/a Ensemble Health Partners		AHS Management Company, Inc.

By:	/s/ Judson Ivy	By:	/s/ Alfred Lumsdaine
	Name: Judson Ivy		Name: Alfred Lumsdaine
	Title: CEO		Title: CFO
	Date: May 6, 2022		Date: May 2, 2022

Exhibit A

Governance Model

[***]

Exhibit B

Managed Vendor Letter

[***]

Exhibit C

Change Order Template

[***]

Exhibit D

Information Security Agreement

[***]